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                                                                  EXHIBIT 10.25

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement"), made this 17th day of November, 2000, is entered into by Open Market, Inc., a Delaware corporation with its principal place of business at 1 Wayside Road, Burlington, MA 01803 (the "Company"), and Ed Durkin, residing in Franklin, MA (the "Employee").

         The Company desires to employ the Employee, and the Employee desires to be employed by the Company. Therefore, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

         1. TERM OF EMPLOYMENT. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on November 17, 2000 (the "Commencement Date") and ending upon termination of employment in accordance with Section 4 (the "Employment Period").

         2. TITLE; CAPACITY. The Employee shall serve as a Section 16(b) officer of the Company (and will be required, as a condition of employment, to sign the Executive Retention Agreement attached hereto as ATTACHMENT A) and as Vice President and Chief Financial Officer or in such other similar position as the Company may determine from time to time. The Employee shall be based at the Company's headquarters in Burlington, Massachusetts, or such place within thirty
(30) miles of Burlington, Massachusetts as the Chief Executive Officer or any interim Chief Executive Officer (the "CEO") shall determine. The Employee shall be subject to the supervision of, and shall have such authority as is delegated to him by the CEO, or his successor.

         The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other reasonably consistent duties and responsibilities as the CEO shall from time to time reasonably assign to him. The Employee agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period; provided, however, that nothing herein shall be construed as preventing the Employee from making personal investments, and provided, further, that nothing herein shall be construed as preventing the Employee from serving on civic or charitable boards, so long as the Employee has obtained permission to do so in each instance and in advance from the CEO. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

         3. COMPENSATION AND BENEFITS.

            3.1 SALARY. The Company shall pay the Employee, in semi-monthly installments, an annual base salary of $250,000 for the one-year period commencing on the

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Commencement Date. Such salary shall be subject to adjustment thereafter as determined by the Board of Directors of the Company or its designee, but in no event shall the Employee's annual base salary decrease by more than 8% from year to year.

            3.2 FRINGE BENEFITS. The Employee shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its employees, if any, to the extent that Employee's position, tenure, salary, age, health and other qualifications make him eligible to participate, including, but not limited to, the Company's 2000 Executive Short Term Incentive Plan attached hereto as ATTACHMENT B. The Employee shall be entitled to three weeks paid vacation per year while employed pursuant to this Agreement, to be taken at such times as may be approved by the CEO.

            3.3 REIMBURSEMENT OF EXPENSES. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request, PROVIDED, HOWEVER, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the CEO.

            3.4 OPTIONS. The Company agrees to grant to the Employee under its 1999 Stock Incentive Plan an option to purchase up to 300,000 shares of its Common Stock, $.001 par value per share, at a price per share equal to the fair market value of the shares of Common Stock of the Company at the time of grant, which date shall be the same date as the Commencement Date . Such option shall vest as to 25% of the total number of shares subject to option on the six month anniversary of the Commencement Date. Thereafter, the remaining shares subject to such option shall vest in twelve (12) equal quarterly installments. The option shall be subject to the terms and conditions of the Company's standard form of Option Agreement. To the extent permissible under applicable law and under the 1999 Stock Incentive Plan, the option shall be an incentive stock option.

            3.5 BONUS. Employee shall be entitled to participate in the Company's 2000 Executive Short Term Incentive Plan pursuant to which Employee shall be paid (a) a minimum bonus of $25,000 for the year ending December 31, 2000 to be paid in the first pay period following December 31, 2000 and (b) a minimum bonus of $15,750 for the quarter ending March 31, 2001 to be paid no later than April 20, 2001 (the "Q1 Bonus"). The Employee's total target bonus (including the Q1 Bonus) pursuant to the 2000 Executive Short Term Incentive Plan for the year ending December 31, 2001 shall be $63,000. Such target bonus shall be subject to adjustment thereafter as determined by the Board of Directors of the Company or its designee, but in no event shall such target bonus be less than $50,000 on an annualized basis.

         4. EMPLOYMENT TERMINATION. The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any one of the following:

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            4.1 At the election of the Company, for cause, immediately upon written notice by the Company to the Employee. For the purposes of this Section 4.1, cause for termination shall be deemed to exist upon (a) a good faith finding by the CEO of the material failure of the Employee to perform his assigned duties for the Company, which failure is not cured within sixty (60) days after a written demand for performance is delivered to the Employee by the CEO which specifically identifies the manner in which the CEO believes that the Employee has not performed his duties; (b) the Employee's dishonesty, gross negligence or willful misconduct, or (c) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony;

            4.2 Thirty days after the death or disability of the Employee. As used in this Agreement, the term "disability" shall mean the inability of the Employee, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company, PROVIDED THAT if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties;

            4.3 Except as provided in Section 4.6 below, at the election of the Company, provided the Company gives the Employee at least 30 days advanced written notice;

            4.4 At the election of the Employee without Good Reason, provided the Employee gives the Company at least 30 days advanced written notice;

            4.5 At the election of the Employee at any time for Good Reason. For purposes of this Agreement, "Good Reason" shall mean the termination of employment by the Employee as a result of (a) a material breach of the Employment Agreement by the Company which breach is not cured within thirty (30) days after written notice to the CEO of such breach; (b) a material reduction in the Employee's responsibilities, salary, reporting structure, annual target bonus or other benefits as provided in Section 3.2 of this Agreement; or (c) a relocation of the Employee inconsistent with the first paragraph of Section 2; and

            4.6 By the Company at the recommendation of the next successor to the CEO as of the date hereof (whether such successor shall be a new CEO, a new interim CEO or an "Office of the CEO administered by the Board) within twelve months of the commencement of such successor's employment with the Company as CEO.

         5. EFFECT OF TERMINATION.

            5.1 TERMINATION FOR CAUSE OR AT THE ELECTION OF THE EMPLOYEE. In the event the Employee's employment is terminated for cause pursuant to Section 4.1, or at the election of the Employee pursuant to Section 4.4, the Company shall pay to the Employee the compensation and benefits otherwise payable to him under
Section 3 through the last day of his actual employment by the Company.

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            5.2 TERMINATION AT ELECTION OF THE COMPANY. In the event the
Employee's employment is terminated at the election of the Company pursuant to
Section 4.3, the Company shall pay to the Employee an amount equal to six months of his base salary and a six month, pro-rated portion of his target bonus then in effect as severance pay and shall continue the benefits set forth in Section
3.2 for a period of six months. In addition, in the event the Employee's employment is terminated at the election of the Company pursuant to Section 4.3 prior to the sixth month anniversary of the Commencement Date, then an additional 33% of the unvested portion of any options then held by the Employee shall vest immediately prior to the termination of the Employee's employment. No payment hereunder will be required unless and until the parties enter into a release agreement pursuant to which the Employee releases the Company from any and all claims related to his employment with or termination from the Company, and any payment hereunder will be made in accordance with the Company's regular payroll practices.

            5.3 TERMINATION BY EMPLOYEE FOR GOOD REASON. In the event the Employee's employment is terminated at the election of the Employee for Good Reason prior to a Change of Control pursuant to Section 4.5, the Company shall continue to pay to the Employee an amount equal to six months base salary and his a six month, pro-rated portion of his target bonus then in effect as severance pay and shall continue the benefits set forth in Section 3.2 for a period of six months. In addition, in the event the Employee's employment is terminated at the election of the Employee for Good Reason pursuant to Section
4.5 prior to the sixth month anniversary of the Commencement Date, then an additional 33% of the unvested portion of any options then held by the Employee shall vest immediately prior to the termination of the Employee's employment.

            5.4 TERMINATION BY SUCCESSOR CEO WITHIN TWELVE MONTHS. In the event the Employee's employment is terminated by the Company at the recommendation of the successor to the CEO as of the date hereof (whether such successor shall be a new CEO, a new interim CEO or an "Office of the CEO administered by the Board) within twelve months of the commencement of such successor's employment with the Company as CEO, the Company shall continue to pay to the Employee an amount equal to one year base salary and his target bonus then in effect as severance pay and shall continue the benefits set forth in Section 3.2 for a period of one year. In addition, an additional 50% of the unvested portion of any options then held by the Employee shall vest immediately prior to the termination of the Employee's employment.

            5.5 TERMINATION FOR DEATH OR DISABILITY. If the Employee's employment is terminated by death or because of disability pursuant to Section 4.2, the Company shall pay to the estate of the Employee or to the Employee, as the case may be, the compensation which would otherwise be payable to the Employee up to the end of the month in which the termination of his employment because of death or disability occurs.

            5.6 SURVIVAL. The provisions of Sections 6 and 7 shall survive the termination of this Agreement.

         6. NON-COMPETE.

            6.1 During the Employment Period and for a period of two years after the termination or expiration thereof, the Employee will not directly or indirectly: (i) as an individual

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proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in the business of developing, producing, marketing or selling software products or services in the Internet commerce industry or content management or epublishing business that are or would be directly competitive with products or services offered or under development by the Company while the Employee was employed by the Company; or (ii) recruit, solicit or induce, or attempt to induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company; or (iii) solicit for the purpose of providing any product or service competitive with the products or services offered by the Company, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by the Employee while employed by the Company.

            6.2 If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

            6.3 The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Section 6 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

         7. PROPRIETARY INFORMATION AND DEVELOPMENTS.

            7.1 PROPRIETARY INFORMATION.

                (a) Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company's technology business or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists. Employee will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

                (b) Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee

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or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his duties for the Company.

                (c) Employee agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and
(b) above, also extends to such types of information, know-how, records and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company's business.

            7.2 DEVELOPMENTS.

                (a) Employee will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Employee or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments").

                (b) Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this Section 7(b) shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Employee not during normal working hours, not on the Company's premises and not using the Company's tools, devices, equipment or Proprietary Information.

                (c) Employee agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development.

            7.3 OTHER AGREEMENTS. Employee hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Employee further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company. Employee acknowledges that he shall execute the Company's standard form of Invention and Non-Disclosure Agreement attached hereto as ATTACHMENT C and that the duties and obligations of the

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Employee and the rights of the Company under such agreement shall be in additional to, and not in lieu of those set forth in Sections 6 and 7 of this Agreement.

         8. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.

         9. PRONOUNS. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

         10. ENTIRE AGREEMENT. This Agreement, together with its attachments, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

         11. AMENDMENT. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

         12. GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

         13. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

         14. MISCELLANEOUS.

             14.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

             14.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

             14.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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         15. REQUIRED APPROVALS. The Company and the Employee hereby acknowledge and agree that this Agreement shall not take effect until the above terms and conditions have been approved by the Company's Board of Directors, which approval shall be evidenced by the interim CEO's execution of this Agreement on behalf of the Company.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year set forth above.

                                               OPEN MARKET, INC.

                                               By: /s/ Harland LaVigne
                                                   --------------------------
                                               Name: Harland LaVigne
                                                   --------------------------
                                               Title: Chief Executive Officer
                                                   --------------------------

                                               EMPLOYEE

                                               By: /s/ Ed Durkin
                                                   --------------------------
                                                       Ed Durkin